Exhibit 10.12
AMENDMENT NUMBER EIGHT TO
CONCENTRATE PURCHASE AND SALES AGREEMENT

This AMENDMENT NUMBER EIGHT (this “Amendment”), dated as of April 16, 2014, to Concentrate Purchase and Sales Agreement No. 98-1, dated as of December 11, 1996, as previously amended (the “Agreement”), is entered into between PT FREEPORT INDONESIA, an Indonesian limited liability company which is also domesticated in Delaware, U.S.A. (hereinafter “Seller”), and PT SMELTING, an Indonesian limited liability company (hereinafter “Buyer”). All terms used herein with initial capitalization shall have the same meaning herein as in the Agreement.

W I T N E S S E T H:

WHEREAS, Buyer and Seller have reached agreement regarding certain commercial terms to be applicable to the Part A Tonnage for Contract Years 2015 through and including 2019; and

WHEREAS, Buyer and Seller wish to enter into this Amendment to evidence their agreement regarding such matters.

NOW, THEREFORE, Buyer and Seller hereby agree as follows:

1.    Section 9.1(ii), Smelting and Refining Charges for Part A Tonnage. Notwithstanding anything to the contrary recited in Section 9.1(ii), and in lieu of the implementation of the procedures set forth in Section 9.1(ii) for the negotiation or determination of the smelting and refining charges for the Part A Tonnage for Contract Years 2015 through and including 2019, the following provision shall be applicable:

For Contract Years 2015 through and including 2019, continuing the prevailing arrangement that was previously mutually agreed and has been in place since 2011, the Part A Tonnage shall be automatically converted to and priced as Part B Tonnage (with a corresponding automatic adjustment to the quantities of Concentrates comprising the Part A Tonnage and the Part B Tonnage for such Contract Years), with the smelting and refining charges applicable to the current Part B Tonnage also applying in all respects to the converted Part A Tonnage. As a result of the foregoing, the provisions for the negotiation or determination of the smelting and refining charges applicable to the Part A Tonnage which are set forth in Section 9.1(ii) are no longer applicable, and Buyer and Seller will meet during the first quarter of 2019 and discuss and negotiate in good faith, based on prevailing market conditions at the time of such meeting(s), the smelting and refining charges (or methodology for the determination of such charges) that are to be applicable for Contract Years 2020 through and including 2024, for the quantities of Concentrates that were converted from Part A Tonnage to Part B Tonnage. In the event Buyer and Seller fail to reach agreement on such smelting and refining charges (or methodology for the determination of such charges), then such smelting and refining charges shall be determined in the same manner as was applicable as to Contract Years 2015 through and including 2019 for Part B Tonnage.

2.    Effect. Except as provided in this Amendment, the Agreement remains in full force and effect as written. This Amendment shall be effective only upon written notice from Seller to Buyer of the Government’s approval of the terms of this Amendment. Seller shall provide Buyer with copies of all relevant documents and notices evidencing such approval by the Government.

[Signatures appear on following page]

{N2805122.3}    Amendment Number Eight to Gresik CPSA    1

IN WITNESS WHEREOF, this Amendment is executed by the duly authorized representatives of Buyer and Seller.

WITNESS:	PT FREEPORT INDONESIA By: Javier Targhetta Senior Vice President
WITNESS:	PT SMELTING By: Makoto Miki President Director

{N2805122.3}    Amendment Number Eight to Gresik CPSA    2